EXHIBIT 10.20

July 24, 2003

ADE Corporation

80 Wilson Way

Westwood, Massachusetts 02090

USA

Re:    Japan ADE, Ltd. (“JAL”)

Gentlemen:

This letter will confirm our agreement with you relating to the sale and purchase of certain of JAL’s shares of capital stock (“Shares”) as follows:

1.    Sale and Purchase of Shares. At the Closing (as defined in Section 3 below), ADE Corporation (“ADE”) shall sell to Kanematsu Electronics, Ltd. (“KEL”), and KEL shall purchase from ADE, One Thousand Two Hundred and Thirty (1,230) issued and outstanding Shares, constituting forty one percent (41%) of JAL’s total issued and outstanding Shares, free and clear of all liens, encumbrances, restrictions and security interest of every kind, at the moment of delivery of the certificates for said Shares by ADE. In accordance with the above sentence, ADE shall turn over certificates to KEL in the amount of One Thousand Three Hundred (1,300) shares and KEL agrees to, without undue delay, ship seventy (70) shares back to ADE.

2.    Purchase Price. The purchase price of the Shares sold by ADE to KEL hereunder shall be Yen Three Hundred Eighty Seven Thousand Seven Hundred Seventy Three (¥387,773, which converts to Three Thousand Two Hundred Fifty Two US Dollars and Three Cents or USD$3,252.03) per share, or Yen Four Hundred Seventy Six Million Nine Hundred Sixty Thousand and Seven Hundred Ninety (¥476,960,790, which converts to Four Million and Six US Dollars and Sixty-Three or USD$4,000,006.63) in the aggregate, which amount shall be payable in US Dollars.

3.    The Closing. The sale and purchase of Shares hereunder shall take place no later than July 31, 2003 (the “Closing Date”), as that date is recognized in Tokyo. On July 24, 2003, ADE shall deliver or cause to be delivered to KEL the certificates for the Shares to be sold by ADE to KEL on the Closing Date, and on or before the Closing Date, KEL shall pay to ADE the purchase price of such Shares by wire transfer of funds in US Dollars to ADE Corporation, c/o Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, California 95054, USA, Account Number –XXXXXXX, ABA

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Number XXXXXXXXX, Swift Number XXXXXXXX, for the account of ADE. The parties hereto shall cause their respective representatives on the board of directors of JAL to approve the transactions contemplated hereby as required by Article 9 of the Articles of Incorporation of JAL (the “Articles of Incorporation”).

4.    Representations and Warranties of ADE. ADE represents and warrants to KEL that:

(a)    It is the owner of the Shares sold by it to KEL hereunder, free and clear of all liens, encumbrances, restrictions and security interest of every kind;

(b)    It has full right to sell and transfer the same to KEL hereunder, subject only to the requirements of Article 3 of the Joint Venture Agreement dated February 9, 1985 between the parties hereto relating to the organization and management of JAL (the “Joint Venture Agreement”) and Article 9 of the Articles of Incorporation; and

(c)    Upon delivery of the certificates for said Shares as contemplated hereby, KEL shall become the owner of said Shares free and clear of all liens, encumbrances, restrictions and security interest of every kind at the moment of delivery of the certificates for said Shares by ADE, except said requirements of the Joint Venture Agreement and the Articles of Incorporation as to future transfers.

5.    Conditions Precedent to KEL’s Obligations. The obligations of KEL to proceed with the Closing hereunder shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

(a)    The representations and warranties of ADE contained herein shall be true and correct on and as of the date of the Closing;

(b)    The obligations of ADE to be performed prior to or at the time of Closing pursuant to the provisions hereof shall have been fully performed by ADE; and

(c)    The following documents shall have been delivered to KEL at the time of Closing:

(i)    The written resignations of the incumbent JAL directors nominated by ADE from their offices;

(ii)    Two (2) signed copies of the Amendment No. 1 to the Joint Venture Agreement, such Amendment to be substantially in the form of Exhibit A hereto and duly executed by an appropriate officer or officers of ADE; and

(iii)    Two (2) signed copies of the Amendment No.1 to the Shareholders’ Agreement, such Amendment to be substantially in the form of Exhibit B hereto and duly executed by an appropriate officer or officers of ADE.

(iv)    Two (2) signed copies of the AMENDMENT to the License, Technical, Assistance and Distributorship Agreement for Manufacture, Assembly and Sale of ADE Products in Japan, such AMENDMENT to be substantially in the form of Exhibit C hereto and duly executed by an appropriate officer or officers of ADE and JAL.

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6.    Covenants and Agreements of ADE. ADE covenants and agrees with KEL as follows:

As soon as practicable before the date of the Closing, ADE shall send to KEL for purposes of pre-closing the certificates for Shares and the documents to be delivered to KEL at the Closing by sky-courier addressed to the principal office of KEL at 17-5, Kyobashi 2-chome, Chuo-ku, Tokyo, Japan.

7.    Entire Agreement. This Letter, along with all Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, covenants, conditions or undertakings, oral or written, express or implied, concerning such subject matter that are not merged herein or superseded hereby.

If the foregoing is in accordance with your understanding of our agreement, please signify ADE’s acceptance of this agreement by signing and returning a copy hereof to the undersigned.

Sincerely yours, KANEMATSU ELECTRONICS, LTD.

By:	/s/ AKIHIKO KITAMURA

Akihiko Kitamura President

Confirmed:

ADE CORPORATION

By:	/S/ BRIAN C. JAMES

Brian C. James Chief Financial Officer

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EXHIBIT A

AMENDMENT NO. 1, dated as of July 24, 2003, to the Joint Venture Agreement (the “Agreement”) dated February 9, 1985 between ADE CORPORATION and KANEMATSU ELECTRONICS, LTD. relating to the organization and management of JAPAN ADE, LTD.

The parties hereto agree as follows:

1.	Article 1.2 of the Agreement shall be and is hereby amended so as to read as follows:

“1.2    The name of the COMPANY shall be “NIPPON ADE KABUSHIKI KAISHA” and in English, “Japan ADE, Ltd.”, provided, however, that should the shareholding of ADE in the COMPANY for any reason be reduced below nine percent (9%) of the outstanding shares, then ADE may by notice to KEL require that the name of the COMPANY be changed to some other name that does not include ADE or its Japanese equivalent, and in such event both parties shall vote their shares and take all other necessary steps so that such a change of name may be completed at the earliest possible time.”

2.	Article 4 of the Agreement shall be and is hereby amended so as to read as follows:

“Article 4. Directors and Auditors

4.1    The management of the COMPANY shall be vested in the board of directors, which shall be composed of six (6) directors or less. There shall be one (1) auditor. All directors and auditor shall be nominated by KEL. Until otherwise agreed between the parties hereto, the total number of directors of the COMPANY shall be three (3).

4.2    All major policy decisions concerning the operations of the COMPANY shall be made after consultation between the parties.

4.3    KEL may at any time, with or without cause, remove or replace any director or representative director.”

3.	Article 8.6 of the Agreement shall be and is hereby deleted in its entirety.

4.	Except as amended hereby, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

ADE CORPORATION		KANEMATSU ELECTRONICS, LTD.

By:	/s/ BRIAN C. JAMES	By:	/S/ AKIHIKO KITAMURA

	Brian C. James Chief Financial Officer		Akihiko Kitamura President

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EXHIBIT B

AMENDMENT NO.1, dated as of July 24, 2003, to the Shareholders’ Agreement (the “Agreement”) dated February 9, 1985 between ADE CORPORATION and KANEMATSU ELECTRONICS, LTD. regarding, among other things, the definition of the term “major policy decisions” as used in Section 4.3 of the Joint Venture Agreement relating to NIPPON ADE KABUSHIKI KAISHA (the “Company”).

The parties hereto agree as follows:

1.    Section 1 of the Agreement shall be and is hereby amended so as to read as follows:

“1.    We agree that the following are or involve major policy decisions.

(1)    Merger of the Company.

(2)    Selling, leasing, exchanging, transferring or otherwise disposing of all or substantially all of the business or assets of the Company in any one transaction or a series of related transactions.

(3)    Dissolving the Company.

(4)    Issuance of shares or other securities, or changing in any manner the rights or obligations of their owners.

(5)    Creating or assuming any indebtedness, certain or contingent, of any nature whatsoever, except if said indebtedness is of a type as to which the parties shall have agreed upon single transaction and aggregate debt limits below which limits indebtedness of that type would not be deemed a major policy decision and if said indebtedness does not exceed those limits.

(6)    Creating any lien, mortgage, pledge or other form of encumbrance upon all or any substantial part of the property of the Company.

(7)    The purchasing or otherwise acquiring, or selling or otherwise disposing of any other corporation or other business, land, buildings, fixtures, equipment, or other property, or any right or interest therein, or entering into any commitment to do so, if the amount involved in any one transaction or series of related transactions exceeds fifty million yen (¥50,000,000).

(8)    Making any loan, advance or investment of the funds or property of the Company to or in any other business, or making any loan or advance of the funds or property of the Company to any director, officer or employee of the Company, other than advances for normal business expenses.

(9)    Amending, renewing, terminating or otherwise substantially altering the terms and conditions of the agreements specified in Section 6.1 of our Joint Venture Agreement.

(10)    Entering into any transaction, not in the ordinary course of business and not contemplated by the agreements specified in Section 6.1 of our Joint Venture Agreement, with any shareholder of the Company or with any person, firm or corporation that controls, is controlled by, or is under common control with any shareholder of the Company.

(11)    Declaring or paying any dividend or making any other distribution in respect of shares of the Company.

(12)    Making any expenditure in connection with

    a.    any program contemplating a major change in the marketing or advertising policies of the Company, or

    b.    any program of research or development.

(13)    Adopting new product lines, changing product designs and specifications, discontinuing existing product lines and determining products to be manufactured.

(14)    Adopting or modifying pricing, sales, distributions, marketing, credit and export policies.

(15)    All matters pertaining to patents, trademarks, trade secrets, technology, inventions, and know-how.

(16)    Entering into purchase contracts for materials or supplies, service contracts, sales contracts, or leases of real property or equipment, except if the commitment is of a type as to which the parties shall have agreed upon single transaction, periodic or aggregate limits, as appropriate, below which limits commitments of that type would not be deemed a major policy decision and if the particular commitment concerned does not exceed those limits.

(17)    Guaranteeing the payments of a third party or becoming a surety of a third person.

(18)    Commencing, prosecuting, defending, or settling litigation, or potential litigation, where the cost, including fees, is estimated to exceed ten million yen (¥10,000,000) in each case.

(19)    Any other matter which could reasonably be anticipated to substantially affect the financial condition and operation of the Company.

2.    Section 2 of the Agreement shall be and is hereby amended so as to read as follows:

“2.    KEL shall notify ADE before KEL or the Company make any major policy decision set forth in Section 1 of this Agreement.”

3.    Section 3 of the Agreement shall be and is hereby amended so as to read as follows:

“3.    The parties have the following understanding and intention as to future financing of the Company’s operations. The working capital requirements of the Company shall be met to the extent possible by borrowing. However, by mutual agreement of both ADE and KEL that additional shareholders’ equity is necessary, the parties shall take such steps as may be necessary or appropriate to increase the parties’ respective equity investment in the Company by purchase of additional shares of capital stock, or otherwise. It is intended that all such increases in equity investments shall be made by the parties in amounts that are in proportion to their respective shareholdings in the Company, 9% by ADE and 91% by KEL, so that ADE and KEL shall at all times hold 9% and 91%, respectively, of the issued and outstanding share capital of the Company. If ADE and KEL shall determine that additional financing is necessary or desirable and that such financing can most advantageously be provided by loans granted or guaranteed (severally and not jointly) by the shareholders, it is intended that such loans or guaranties shall be granted or guaranteed simultaneously by the parties in proportion to their respective shareholdings in the Company, 9% by ADE and 91% by KEL.”

4.    Except as amended hereby, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No.1 to be executed in duplicate by their duly authorized representative as of the day and year first above written.

ADE CORPORATION		KANEMATSU ELECTRONICS, LTD.

By:	/S/ BRIAN C. JAMES	By:	/S/ AKIHIKO KITAMURA

	Brian C. James Chief Financial Officer		Akihiko Kitamura President

EXHIBIT C

AMENDMENT, dated as of July 24, 2003 (the “Date”), to the LICENSE, TECHNICAL ASSISTANCE AND DISTRIBUTORSHIP AGREEMENT FOR MANUFACTURE, ASSEMBLY AND SALE OF ADE PRODUCTS IN JAPAN (the “License Agreement”) dated April 1, 1985 between ADE CORPORATION and JAPAN ADE, LTD. relating to the manufacturing, assembling and sales of ADE products by JAPAN ADE, LTD.

The parties hereto agree as follows:

For a period of five (5) years from the Date, ADE shall refrain from exercising the right to terminate the License Agreement pursuant to the provisions of Article 21, Item D, of the License Agreement and from making any change in the pricing terms presently applicable to ADE products covered by the License Agreement without the prior written consent of JAL.

IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT to be executed in duplicate by their duly authorized representative as of the day and year first above written.

ADE CORPORATION		JAPAN ADE, LTD.

By:	/S/ BRIAN C. JAMES	By:	/S/ YOJI KUROKAWA

	Title: Chief Financial Officer		Title: President

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